Exhibit 99.1

MAGELLAN APPOINTS NEW CHIEF FINANCIAL OFFICER AND TREASURER

PORTLAND, Me., February 10, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (the “Company” or “Magellan”) announced the appointment of William E. Begley, Jr. as its new Chief Financial Officer (CFO) and Treasurer. Daniel J. Samela has resigned as CFO, Chief Accounting Officer and Treasurer, but will remain with the Company and continue to serve as Vice President — New Ventures.

William H. Hastings, President and Chief Executive Officer, stated: “Bill Begley has served the Company well for a year as a strategic advisor as we pursue our strategic growth plans in Australia and the United States. I am very pleased to have Bill join us formally as our new Chief Financial Officer and Treasurer. Bill brings to the Company a wealth of experience as a financial executive with leading U.S. firms, including Deloitte & Touche LLP and PricewaterhouseCoopers LLP. He also has extensive capital raising and operational experience with oil and gas companies. We expect Bill to quickly add his expertise in these areas to our management team.”

Mr. Begley, 55, has more than 25 years of energy industry and finance experience, and began his career with British Petroleum(BP). Besides BP, Mr. Begley has also held senior positions in energy banking including Solomon, Inc., and was recently President of Stone & Webster Management Consulting, specializing in the design and development of major energy projects. As a leading energy advisor in Australia, Mr. Begley was instrumental in the development of the liberalized natural gas markets in Australia and Victoria specifically, with Gas & Fuel Victoria and in the development of VENcorp, the natural gas trading and scheduling exchange in Australia. Mr. Begley also brings to Magellan a strong background in leading major capital energy projects including LNG, Methanol, and related petro-chemical and gas monetization projects, which will complement ongoing Company initiatives. In addition, Mr. Begley has also been involved in over $100 billion in energy related mergers and acquisitions, initially with Solomon Brothers and more recently on an independent basis through WEB Gruppe GmbH and will be active in those areas for Magellan. Mr. Begley’s graduate JD/MBA studies are in international business and energy law. He graduated in 1976 with a B.A. from St. Michaels’ College in Vermont. Mr. Begley currently resides in Houston, Texas and will relocate to Maine.

Mr. Begley said: “I am excited about formally joining the Magellan leadership team, after having worked with the current management team as an adviser for more than a year. I am looking forward to working closely with Bill Hastings and the Board of Directors to implement the Company’s plans for future growth to meet growing demand for energy in the Company’s areas of operations. There is much to be done and I look forward to meeting the challenges that we face.”

Walter McCann, Chairman of the Board, also added, “The Board is very pleased with the appointment of Mr. Begley as the Company’s new CFO and Treasurer. We would like to express our sincere thanks to Dan Samela for his dedicated service to the Company as its CFO since 2004. We look forward to Dan’s continued service to the Company in a newly-created Vice President position, in which he will be involved with New Ventures.”

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For further information, please contact:

William H. Hastings, President and CEO, (207) 619-8501

William E. Begley, Jr., Chief Financial Officer and Treasurer, (713) 594-9348

Forward-Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties and profitable integration of acquired businesses, including Nautilus Poplar LLC, into the Company’s operations. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.